EXHIBIT 99.1

Contact: Mark E. Secor	Contacts:
Chief Financial Officer	Steve Bechman, President
Phone: (219) 873-2611 Fax: (219) 874-9280	Jeff Joyce, Chief Financial Officer
Date: June 28, 2012	Phone: (317) 738-3915

FOR IMMEDIATE RELEASE

Heartland Bancshares, Inc., Shareholders Approve Merger with Horizon Bancorp;
Merger Closing Now Expected July 17, 2012

Franklin, Indiana, June 27, 2012 – Heartland Bancshares, Inc.  (OTCBB: HRTB) and Horizon Bancorp (NASDAQ Global Market: HBNC), jointly announced today that the shareholders of Heartland approved the merger agreement with Horizon during the special shareholders meeting held on June 27, 2012 in Franklin, Indiana.

The companies also announced that they now expect that the merger will be closed and become effective on or about Tuesday, July 17, 2012, on the terms, and subject to the satisfaction of the closing conditions, described by the merger proxy statement and prospectus of Heartland and Horizon dated May 23, 2012.

About Heartland
Heartland Bancshares, Inc., headquartered in Franklin, Indiana, is an Indiana corporation and a registered bank holding company. Heartland Community Bank is its wholly owned subsidiary. Heartland Community Bank was established in Franklin, Indiana in 1997, and offers a full range of financial, trust and investment services through its locations in central and south central Indiana.

About Horizon
Horizon Bancorp is a bank holding company incorporated in the State of Indiana and headquartered in Michigan City, Indiana. Horizon provides a broad range of banking services in Northwestern Indiana and Southwestern Michigan through its bank subsidiary, Horizon Bank, N.A., and other affiliated entities. Horizon Bank operates twenty-three full service offices, and maintains a trust office in Indianapolis, Indiana.

Cautionary Note Regarding Forward-Looking Statements
This press release includes a statement about the parties’ current expectation that the merger will close on July 17, 2012, which constitutes a forward-looking statement for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  That forward-looking statement is subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statement, including the risk that the proposed transaction is delayed past July 17, 2012, or does not close at any subsequent date.   Reasons why the proposed transaction might be delayed or might not close at any subsequent date including the possibility that all the conditions to the closing of the proposed merger may not be satisfied or waived on July 17, 2012, or any subsequent date, such as but not limited to delays or impediments encountered in connection with the expected closing by Horizon of the purchase of Heartland’s preferred stock held by the United States Treasury (which stock purchase closing is a condition to the merger) and material adverse changes in either party’s financial condition or results of operations, litigation, and other uncertainties.

Readers are cautioned not to place undue reliance on this forward-looking statement, which speaks only as of the date on which it is made.  Except as may be required by law, neither Heartland nor Horizon undertakes any obligation to update or revise publicly this forward-looking statement, whether as a result of new information, future developments or otherwise.

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